Exhibit 5.1

Nicole Brookshire

T: +1 617 937 2357

nbrookshire@cooley.com

January 26, 2018

Rapid7, Inc.

100 Summer Street

Boston, MA 02110

Ladies and Gentlemen:

We have acted as counsel to Rapid7, Inc., a Delaware corporation (the “Company”), in connection with the offering of up to 1,500,000 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), pursuant to a Registration Statement on Form S-3 (Registration No. 333-218189) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the prospectus included in the Registration Statement (the “Base Prospectus”) and the prospectus supplement dated January 25, 2018 filed with the Commission pursuant to Rule 424(b) under the Act (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and the Prospectus, (b) the Company’s Amended and Restated Certificate of Incorporation, and Restated Bylaws, as amended, each as currently in effect, and (c) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof; the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof (except we have not assumed the due authorization, execution and delivery by the Company of any such documents). As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed with the Commission for incorporation by reference into the Registration Statement.

500 BOYLSTON STREET, BOSTON, MA 02116-3736 T: (617) 937-2300 F: (617) 937-2400 WWW.COOLEY.COM

Rapid7, Inc.

January 26, 2018

Page Two

Very truly yours,

COOLEY LLP

By:	/s/ Nicole Brookshire
Nicole Brookshire

500 BOYLSTON STREET, BOSTON, MA 02116-3736 T: (617) 937-2300 F: (617) 937-2400 WWW.COOLEY.COM